Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT
dated as of May 9, 2018,
by and between
SHELL PIPELINE COMPANY LP
AND
SHELL MIDSTREAM PARTNERS, L.P.

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
Section 1.1    Definitions    1
Section 1.2    Construction    5
ARTICLE II PURCHASE AND SALE AND CLOSING    6
Section 2.1    Purchase and Sale    6
Section 2.2    Consideration    6
Section 2.3    Closing    6
Section 2.4    Subject Interest Distributions.    7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SPLC    7
Section 3.1    Organization    7
Section 3.2    Authority and Approval    7
Section 3.3    No Conflict; Consents    7
Section 3.4    Capitalization; Title to Subject Interests    8
Section 3.5    Financial Information; Undisclosed Liabilities.    8
Section 3.6    Title to Amberjack Properties.    9
Section 3.7    Litigation; Laws and Regulations    9
Section 3.8    No Adverse Changes    9
Section 3.9    Taxes    9
Section 3.10    Environmental Matters    9
Section 3.11    Licenses; Permits    10
Section 3.12    Material Contracts    10
Section 3.13    Employees.    11
Section 3.14    Transactions with Affiliates.    11
Section 3.15    Insurance    11
Section 3.16    Brokerage Arrangements    12
Section 3.17    Books and Records    12
Section 3.18    Intellectual Property Rights.    12
Section 3.19    Regulatory Matters    12
Section 3.20    Management Projections and Budget    12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SHLX    12
Section 4.1    Organization and Existence    12
Section 4.2    Authority and Approval    13
Section 4.3    No Conflict; Consents    13
Section 4.4    Brokerage Arrangements    13
Section 4.5    Litigation    13
Section 4.6    Investment Intent    14
ARTICLE V ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS    14

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Section 5.1    Operation of Amberjack    14
Section 5.2    Cooperation; Further Assurances.    15
ARTICLE VI TAX MATTERS    15
Section 6.1    Liability for Taxes    15
Section 6.2    Cooperation    16
Section 6.3    Transfer Taxes    16
Section 6.4    Allocation of Consideration    16
Section 6.5    Conflict    16
ARTICLE VII CONDITIONS TO CLOSING    16
Section 7.1    Conditions to the Obligations of SHLX    16
Section 7.2    Conditions to the Obligations of SPLC    17
ARTICLE VIII INDEMNIFICATION    18
Section 8.1    Indemnification of SHLX.    18
Section 8.2    Indemnification of SPLC    18
Section 8.3    Survival    18
Section 8.4    Indemnification Procedures    19
Section 8.5    Direct Claim    20
Section 8.6    Limitations on Indemnification    20
Section 8.7    Sole Remedy    20
ARTICLE IX TERMINATION    20
Section 9.1    Termination    20
Section 9.2    Remedies upon Termination    21
ARTICLE X MISCELLANEOUS    21
Section 10.1    Acknowledgements    21
Section 10.2    Expenses    21
Section 10.3    Notices    21
Section 10.4    Arbitration    22
Section 10.5    Governing Law    22
Section 10.6    Public Statements    23
Section 10.7    Entire Agreement; Amendments and Waivers    23
Section 10.8    Conflicting Provisions    23
Section 10.9    Binding Effect and Assignment    23
Section 10.10    Severability    23
Section 10.11    Interpretation    23
Section 10.12    Headings and Disclosure Letter    23
Section 10.13    Multiple Counterparts    24
Section 10.14    Action by SHLX    24

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made as of May 9, 2018, by and between Shell Pipeline Company LP, a Delaware limited partnership (“SPLC”) and Shell Midstream Partners, L.P., a Delaware limited partnership (“SHLX”).
RECITALS
WHEREAS, SPLC owns (a) 75% of the issued and outstanding Series A membership interests (“Series A Interests”) of Amberjack Pipeline Company LLC, a Delaware limited liability company (“Amberjack”), and (b) 50% of the issued and outstanding Series B membership interests of Amberjack (“Series B Interests” and collectively with the Series A Interests, the “Subject Interests”);
WHEREAS, SPLC desires to sell to SHLX or its designee, and SHLX desires to accept and acquire or to cause its designee to accept and acquire the Subject Interests in accordance with the terms of this Agreement (the “Transaction”); and
WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of Shell Midstream Partners GP LLC, the general partner of SHLX (the “General Partner”), has previously (i) received an opinion of Tudor Pickering Holt & Co Advisors LP, the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the consideration to be paid by SHLX pursuant to the Transaction is fair, from a financial point of view, to SHLX and (ii) based on the belief of the members of the Conflicts Committee that the consummation of the Transaction on the terms and conditions set forth in this Agreement would not be adverse to the best interests of the Partnership Group (as defined in the First Amended and Restated Agreement of Limited Partnership of SHLX dated as of November 3, 2014, as amended by the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Shell Midstream Partners, L.P. dated as of February 26, 2018 (the “Partnership Agreement”)), unanimously approved the Transaction, such approval constituting “Special Approval” for purposes of the Partnership Agreement, and unanimously recommended that the Board of Directors approve the Transaction and (b) subsequently, the Board of Directors has approved the Transaction.
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
Article I
DEFINITIONS
Section 1.1    Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“Affiliate,” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person; provided that when used (a) with respect to SPLC, the term “Affiliate” shall mean any other Person that directly or indirectly Controls, is Controlled by or is under common Control with SPLC, excluding SHLX, the General Partner and SHLX’s subsidiaries and equity interests, and (b) with respect to SHLX, the term “Affiliate” shall mean only the General Partner and SHLX’s subsidiaries and equity interests. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreement” has the meaning ascribed to such term in the preamble.
“Amberjack” has the meaning ascribed to such term in the recitals.
“Amberjack Agreement” means the Limited Liability Company Agreement of Amberjack Pipeline Company LLC dated March 16, 2005, as amended by the First Amendment to the Limited Liability Company Agreement of Amberjack Pipeline Company LLC dated December 20, 2013, as further amended by the Second Amendment to the Limited Liability Company Agreement of Amberjack Pipeline Company LLC dated July 1, 2014.
“Amberjack Financial Statements” has the meaning ascribed to such term in Section 3.5(a).
“Amberjack Permits” has the meaning ascribed to such term in Section 3.11(a).

“Amberjack Pipeline System” means the non-jurisdictional crude oil pipeline system, composed of approximately 334 miles of pipeline, including, but not limited to, the following segments: (1) Jack St. Malo: extending from Walter Ridge Block 718 to Green Canyon Block 19; (2) Tahiti: extending from Green Canyon Block 641 to Green Canyon Block 19; (3) Amberjack Main Line: extending from Green Canyon Block 19 to Fourchon, Louisiana; (4) Jackalope: extending from Green Canyon 19 to Ship Shoal 332; and (5) Genesis: Green Canyon Block 205 to South Timbalier Block 301 sub-sea tie-in.
“Amberjack Third Amendment” means the consent and third amendment to the Amberjack Agreement, substantially in the form approved by SPLC, SHLX and the Conflicts Committee on or prior to the date of this Agreement, or such other form as may be approved by SPLC, SHLX and the Conflicts Committee.
“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).
“Assets” means all of the assets owned by Amberjack, whether owned by Series A Interests or Series B Interests, including the Amberjack Pipeline System.
“Board of Directors” has the meaning ascribed to such term in the recitals.
“Business Day” means any day except a Saturday, a Sunday and any day which, in Houston, Texas, United States, shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
“Ceiling Amount” has the meaning ascribed to such term in Section 8.6(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Chevron” means Chevron Pipe Line Company.
“Closing” has the meaning ascribed to such term in Section 2.3.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conflicts Committee” has the meaning ascribed to such term in the recitals.
“Consideration” means One Billion Two Hundred Twenty Million United States Dollars ($1,220,000,000).
“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Damages” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Deductible Amount” has the meaning ascribed to such term in Section 8.6(a).
“Direct Claim” has the meaning ascribed to such term in Section 8.5.
“Disclosure Letter” has the meaning ascribed to such term in Article III.
“Dispute” has the meaning ascribed to such term in Section 10.4(a).
“Effective Time” means 12:01 a.m., Houston Time, on the Closing Date.
“Environmental Laws” means, without limitation, the following laws, in effect, and as interpreted and enforced, as of the Closing Date: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to-Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act; (l) the Federal Insecticide, Fungicide

and Rodenticide Act; (m) all laws, statutes, rules, regulations, orders, judgments or decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities; and (n) any other federal, state or local statutes, laws, common laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of the environment or health and safety, including the management, control, discharge, emission, exposure, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials.
“FERC” means the United States Federal Energy Regulatory Commission.
“Financial Advisor” has the meaning ascribed to such term in the recitals.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning ascribed to such term in the recitals.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality, whether foreign or domestic.
“Hazardous Materials” means (a) any substance, whether solid, liquid or gaseous, that (i) is listed, defined or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law or (ii) is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (b) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, refined petroleum products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas or any mixtures thereof; (c) naturally occurring radioactive material, radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (d) any substance, whether solid, liquid or gaseous, that causes or poses a threat to cause contamination or nuisance on any properties or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services or any other similar obligation upon which interest charges are customarily paid (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness for Borrowed Money of others secured by (or for which the holder of such Indebtedness for Borrowed Money has an existing right, contingent or otherwise, to be secured by) any encumbrance on property owned or acquired by such Person, whether or not the Indebtedness for Borrowed Money secured thereby has been assumed, (f) all assurances by such Person of Indebtedness for Borrowed Money of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights, (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill and common law rights, and causes of action relating to any of the foregoing.
“Interstate Commerce Act” means the version of the Interstate Commerce Act under which the FERC regulates oil pipelines, 49 U.S.C. app. §§ 1, et seq. (1988), and the regulations promulgated by the FERC thereunder.

“JSM” means the Jack St. Malo pipeline segment that extends from Walter Ridge Block 718 to Green Canyon Block 19 and is operated by Chevron.
“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel after due inquiry. The designated personnel for SPLC and SHLX are set forth on Appendix A.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
“Material Contract” has the meaning ascribed to such term in Section 3.12(a).
“Notice” has the meaning ascribed to such term in Section 10.3.
    “OCSLA” has the meaning ascribed to such term in Section 3.19.
“Partnership Agreement” has the meaning ascribed to such term in the recitals.
“Permitted Liens” means all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Assets to which they pertain or SPLC’s ability to perform its obligations hereunder with respect thereto; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Assets; (g) all rights to consent by required notices to, filings with or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights-of-way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance; and (h) all Liens and interests described on Section 1.1 of the Disclosure Letter.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.
“Rules” has the meaning ascribed to such term in Section 10.4(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Series A Interests” has the meaning ascribed to such term in the recitals.
“Series B Interests” has the meaning ascribed to such term in the recitals.
“SHLX” has the meaning ascribed to such term in the preamble.
“SHLX Closing Certificate” has the meaning ascribed to such term in Section 7.2(a).
“SHLX Indemnified Parties” has the meaning ascribed to such term in Section 8.1.
“SHLX Material Adverse Effect” means a material adverse effect on or a material adverse change in the ability of SHLX to perform its obligations under this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
“SPLC” has the meaning ascribed to such term in the preamble.
“SPLC Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).
“SPLC Indemnified Parties” has the meaning ascribed to such term in Section 8.2.

“SPLC Material Adverse Effect” means a material adverse effect on or a material adverse change in (a) the value or operation of the Assets, taken as a whole, or the business, operations or financial condition of Amberjack, other than any effect or change (i) that impacts the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry generally (including any change in the prices of crude oil, natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (ii) in United States or global political or economic conditions or financial markets in general or (iii) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement, provided, that in the case of clauses (i) and (ii), the impact on any component of the Assets is not materially disproportionate to the impact on similarly situated assets in the offshore or onshore crude oil, natural gas or other hydrocarbon products transportation industry, as applicable, or (b) the ability of SPLC to perform its obligations under this Agreement and/or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.
“Subject Interests” has the meaning ascribed to such term in the recitals.
“Subject Interest Distributions” has the meaning ascribed to such term in Section 2.4.
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, margin, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof or any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person.
“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.
“Transaction” has the meaning ascribed to such term in the recitals.
“Transaction Documents” means this Agreement, the Transfer Agreement, the Voting Agreement, any certificates delivered by any of the parties at the Closing and any other documents of conveyance or other related documents contemplated to be entered into in connection with this Agreement and the transactions contemplated hereby with respect to which SPLC or SHLX is a party.
“Transfer Agreement” means the Transfer Agreement between SPLC and SHLX dated as of the Closing Date relating to the Subject Interests.
“Transfer Tax” has the meaning ascribed to such term in Section 6.3.
“Tribunal” has the meaning ascribed to such term in Section 10.4(b).
“Voting Agreement” means the voting agreement between SPLC and SHLX dated as of the Closing Date relating to their membership in Amberjack.
Section 1.2    Construction.
In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Letter,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Letter, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and the singular and plural; and (f) the terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” “hereto” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used.

ARTICLE II
PURCHASE AND SALE AND CLOSING
Section 2.1    Purchase and Sale.
Upon the terms and subject to the conditions set forth in this Agreement and in the other Transaction Documents, at the Closing, SPLC shall sell, transfer, assign and convey the Subject Interests to SHLX, free and clear of all Liens (other than restrictions under applicable federal and state securities laws), and SHLX shall accept and acquire the Subject Interests from SPLC.
Section 2.2    Consideration.
The aggregate amount of consideration for the Subject Interests to be paid by SHLX to SPLC shall be the Consideration.
Section 2.3    Closing.
(a)    The closing of the Transaction (the “Closing”) shall take place as provided in this Section 2.3, but if the Closing occurs, the Transaction, including the transfer to SHLX of the risk of loss and reward relating to the Subject Interests, shall be effective as of the Effective Time. The Closing will be held at the offices of SPLC at 150 N. Dairy Ashford, Houston, Texas 77079, within two (2) Business Days after satisfaction or waiver, as applicable, of the conditions set forth in Section 7.1 and Section 7.2, or such other place, date and time or means (including by electronic means), as may be mutually agreed upon by the parties hereto.
(b)    At the Closing, SHLX, or its designee(s), shall deliver, or cause to be delivered, to SPLC or its designee, the following:

(i)
the Consideration by wire transfer in immediately available funds to an account of SPLC or such designee(s) to be designated by SPLC, which designation shall be made not less than two (2) Business Days prior to the Closing;

(ii)	a duly executed counterpart of the Transfer Agreement;

(iii)
a counterpart of the Amberjack Third Amendment, duly executed by SHLX, reflecting Chevron’s consent to the transfer of the Subject Interests from SPLC to SHLX and updating the ownership exhibit to reflect the transfer of the Subject Interests pursuant to this Agreement;

(iv)	a duly executed counterpart of the Voting Agreement;

(v)	a certificate of good standing of recent date of SHLX; and

(vi)	the SHLX Closing Certificate.
(c)    At the Closing, SPLC or its designee shall deliver, or cause to be delivered, to SHLX or its designee, the following:

(i)	a duly executed counterpart of the Transfer Agreement;

(ii)
a counterpart of the Amberjack Third Amendment, duly executed by SPLC and Chevron, reflecting Chevron’s consent to the transfer of the Subject Interests from SPLC to SHLX and updating the ownership exhibit to reflect the transfer of the Subject Interests pursuant to this Agreement;

(iii)	a duly executed counterpart of the Voting Agreement;

(iv)	a certificate of good standing of recent date for each of SPLC and Amberjack;

(v)	a foreign qualification certificate of recent date for SPLC;

(vi)	a certification of non-foreign status in accordance with U.S. Treasury Regulation Section 1.1445-2(b)(2) from Equilon Enterprises LLC; and

(vii)	the SPLC Closing Certificate.
(d)    The parties hereto agree to deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by another party hereto not less than two (2) Business Days prior to the Closing Date to carry out the intent and purposes of this Agreement.
Section 2.4    Subject Interest Distributions.
For the avoidance of doubt, SHLX shall be entitled to receive from SPLC any and all distributions payable in cash, equity securities, or other property declared, set aside or paid by Amberjack as they relate to the Subject Interests with respect to the period beginning April 1, 2018 (and such distributions are referred to herein as the “Subject Interest Distributions”), giving effect to SHLX’s acquisition of such Subject Interests solely for the purpose of any such Subject Interest Distributions as of April 1, 2018.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPLC
SPLC hereby represents and warrants to SHLX that, except as disclosed in the disclosure letter delivered to SHLX on the date of this Agreement (the “Disclosure Letter”) (it being understood that any information set forth on any section of the Disclosure Letter shall be deemed to apply to and qualify all sections or subsections of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other sections or subsections):
Section 3.1    Organization.
(a)    SPLC is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)    Amberjack is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(c)    SPLC has made available to SHLX true and complete copies of the organizational documents of Amberjack.
Section 3.2    Authority and Approval.
(a)    SPLC has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which SPLC is a party, to consummate the transactions contemplated hereby and thereby and to perform all of the obligations hereof and thereof to be performed by it. The execution and delivery by SPLC of this Agreement and the other Transaction Documents to which SPLC is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SPLC have been duly authorized and approved by all requisite limited partnership action on the part of SPLC.
(b)    This Agreement has been duly executed and delivered by SPLC and constitutes the valid and legally binding obligation of SPLC, enforceable against SPLC in accordance with its terms, and, upon the execution of the other Transaction Documents to which SPLC is a party, such other Transaction Documents will be duly executed and delivered by SPLC and constitute the valid and legally binding obligations of SPLC enforceable against SPLC in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 3.3    No Conflict; Consents.
Except as set forth on Section 3.3 of the Disclosure Letter:

(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is a party by SPLC does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SPLC or Amberjack; (ii) conflict with or violate any provision of any law (including common law) or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SPLC, Amberjack or the Assets (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SPLC or Amberjack is a party or by which any of them are bound or to which any of the Assets are subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Assets or on the Subject Interests under any such indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have an SPLC Material Adverse Effect or result in any material liability or obligation of SHLX (other than any liability or obligation hereunder); and
(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SPLC or Amberjack with respect to the Subject Interests or the Assets in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which SPLC is a party or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have an SPLC Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 3.4    Capitalization; Title to Subject Interests.
Except as set forth on Section 3.4 of the Disclosure Letter:
(a)    SPLC owns, beneficially and of record, the Subject Interests and will convey at Closing good title, free and clear of all Liens, to the Subject Interests to SHLX or its designee. Except for (i) the sale of the Subject Interests contemplated by this Agreement and (ii) restrictions under applicable federal and state securities laws, the Subject Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Subject Interests, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxy arrangements. The Subject Interests have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended).
(b)    There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Amberjack any equity interests of or in Amberjack, (ii) no commitments on the part of Amberjack to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Amberjack reserved for issuance for any such purpose. Amberjack has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement, there is no voting trust or agreement, stockholders’ agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Amberjack. Amberjack owns no equity interests in any other Person.
Section 3.5    Financial Information; Undisclosed Liabilities.
(a)    SPLC has provided to SHLX a true and complete copy of the audited financial statements as of December 31, 2017 of Amberjack on a consolidated basis (the “Amberjack Financial Statements”). The Amberjack Financial Statements present fairly in all material respects the financial position of Amberjack as of the date thereof. There are no material off-balance sheet arrangements of Amberjack. The Amberjack Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods presented (except as may be indicated in the notes thereto).
(b)    Except as set forth on Section 3.5(b) of the Disclosure Letter and to SPLC’s Knowledge as to JSM, there are no liabilities or obligations of Amberjack of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Amberjack Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2017, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that are not material.
Section 3.6    Title to Amberjack Properties.
As of the date hereof, and to SPLC’s Knowledge as to JSM, Amberjack has (a) good and marketable fee simple title to the owned real property used or held for use by Amberjack for the conduct of Amberjack’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6 of the Disclosure Letter) and (b) a valid, binding, and enforceable leasehold interest in each of the leased properties used or held for use by Amberjack for the conduct of Amberjack’s business, free and clear of any Liens (other than Permitted Liens or as set forth on Section 3.6 of the Disclosure Letter).
Section 3.7    Litigation; Laws and Regulations.
(a)     Except as set forth on Section 3.7(a) of the Disclosure Letter, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to SPLC’s Knowledge, threatened against Amberjack, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against Amberjack or (iii) pending or, to SPLC’s Knowledge, threatened investigations by any Governmental Authority against Amberjack, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have an SPLC Material Adverse Effect; and
(b)     Amberjack is not in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have an SPLC Material Adverse Effect.
Section 3.8    No Adverse Changes.
Except as set forth on Section 3.8 of the Disclosure Letter, since December 31, 2017:
(a)    there has not been an SPLC Material Adverse Effect; and
(b)    there has not been any damage, destruction or loss to any material portion of the Assets, whether or not covered by insurance, in excess of One Million Dollars ($1,000,000).
Section 3.9    Taxes.
(a)    Except as would not reasonably be expected to have an SPLC Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to Amberjack, the Assets or the operations thereof have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by Amberjack, the Assets or the operations thereof, as applicable, which are or have become due, have been timely paid; (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Assets other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Amberjack, the Assets or the operations of Amberjack; (v) except with respect to extensions of time to file Tax Returns obtained in the ordinary course of business, there is not in force any outstanding agreement or waiver by or with respect to, the Assets or the operations of Amberjack extending the period for assessment or collection of any Tax; and (vi) Amberjack is not a party to any Tax allocation or Tax sharing agreement that will be binding on Amberjack after Closing.
(b)    For U.S. federal income tax purposes, Amberjack is treated as a partnership and has in effect made, or shall be eligible to make, an election pursuant to Section 754 of the Code.
Section 3.10    Environmental Matters.
Except as disclosed in Section 3.10 of the Disclosure Letter, or as would not reasonably be expected, individually or in the aggregate, to have an SPLC Material Adverse Effect:

(a)    Amberjack and its Assets, operations and business are in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material permits required under all Environmental Laws;
(b)    no circumstances exist to the Knowledge of SPLC with respect to Amberjack and its Assets, operations or business that give rise to an obligation or Damages of Amberjack or its operators related to the investigation, remediation or other action necessary to address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws;
(c)    Amberjack has not received any written communication from a Governmental Authority that remains unresolved alleging that Amberjack or its Assets, operations or business may be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law;
(d)    Amberjack and its Assets, operations or business are not subject to any pending or, to the Knowledge of SPLC, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law);
(e)    all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Amberjack under any Environmental Law in connection with its Assets, operations and business have been duly obtained or filed, are valid and currently in effect, and Amberjack and its Assets, operations and business are in compliance with such authorizations; and
(f)    since January 1, 2015, there has been no discharge, disposal or arrangement for disposal of any Hazardous Material into the environment by Amberjack or its Assets, operations or business, or, to the Knowledge of SPLC, by a third party except in compliance with applicable Environmental Law and in a manner that has not and would not be expected to give rise to any material liability under Environmental Laws.
Section 3.11    Licenses; Permits.
Except as set forth in Section 3.11 of the Disclosure Letter:
(a)    Amberjack has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Amberjack Permits”), except, in each case, for such items for which the failure to obtain or have waived would not, individually or in the aggregate, result in an SPLC Material Adverse Effect.
(b)    All Amberjack Permits are validly held by Amberjack or its operator and are in full force and effect, except as would not reasonably be expected to have an SPLC Material Adverse Effect.
(c)    Amberjack has complied with all terms and conditions of the Amberjack Permits, except as would not reasonably be expected to have an SPLC Material Adverse Effect.
(d)    There is no outstanding written notice nor, to SPLC’s Knowledge, any other notice of revocation, cancellation or termination of any Amberjack Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have an SPLC Material Adverse Effect.
(e)    No proceeding is pending or, to SPLC’s Knowledge, threatened with respect to any alleged failure by Amberjack to have any material Amberjack Permit necessary for the operation of any of the Assets or the conduct of Amberjack’s business.
Section 3.12    Material Contracts.
(a)     Section 3.12(a) of the Disclosure Letter contains a true and complete listing (redacted, as applicable, to comply with regulatory requirements) of the following contracts and other agreements to which, as of the date of this Agreement, Amberjack is a party or to which the Assets are subject (each such contract or agreement, along with all amendments and supplements thereto, being referred to herein as a “Material Contract”):

(i) contracts, agreements and instruments representing Indebtedness for Borrowed Money and all guarantees thereof;

(ii)    contracts containing covenants limiting the freedom of Amberjack to engage in any line of business or compete with any Person or operate at any location;
(iii)    price swaps, hedges, futures or similar instruments;
(iv)    contracts to which Amberjack, on the one hand, and an Affiliate of Amberjack, on the other hand, is a party or is otherwise bound;
(v)    contracts containing any preferential rights to purchase or similar rights relating to any of the Assets;
(vi)    joint venture or partnership agreements, including any agreement or commitment to make any loan or capital contribution to any joint venture or partnership;
(vii)    contracts relating to the acquisition or disposition by Amberjack of any business (whether by acquisition or disposition of equity interests or assets) pursuant to which Amberjack has or will have any remaining material obligation or liability or benefit;
(viii)    contracts or agreements which, individually, require or entitle Amberjack to make or receive payments of at least Twenty-Five Million Dollars ($25,000,000) annually, provided that the calculation of the aggregate payments for any such agreement or contract shall not include payments attributable to any renewal periods or extensions for which Amberjack may exercise a renewal or extension option in its sole discretion; and
(ix)    licenses relating to Intellectual Property (whether as licensee or licensor) other than licenses with respect to software used or accessed by Amberjack under a “shrink wrap,” “click wrap” or “off the shelf” software license that is generally commercially available on standard terms.
(b)     Subject to regulatory requirements of which SHLX has been informed and confidentiality restrictions contained in a Material Contract, SPLC has made available to SHLX a correct and complete copy of each Material Contract listed in Section 3.12(a) of the Disclosure Letter.
(c)     Except as would not reasonably be expected to result in an SPLC Material Adverse Effect or as disclosed on Section 3.12(c) of the Disclosure Letter: (i) each Material Contract is legal, valid and binding on and enforceable against Amberjack and in full force and effect; (ii) each Material Contract will continue to be legal, valid and binding on and enforceable against Amberjack and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) Amberjack is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Amberjack, or permit termination, modification or acceleration, under any Material Contract; and (iv) to SPLC’s Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration, under any Material Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Material Contract.
Section 3.13    Employees.
Amberjack does not have, and has not had, any employees nor has it maintained or contributed to, and is not subject to any liability in respect of, any employee benefit or welfare plan of any nature, including plans subject to the Employee Retirement Income Security Act of 1974, as amended.
Section 3.14    Transactions with Affiliates.
Except as otherwise contemplated in this Agreement, Amberjack is not and was not, as of the Effective Time, a party to any agreement, contract or arrangement with any of its Affiliates, other than those disclosed on Section 3.14 of the Disclosure Letter.
Section 3.15    Insurance.
Section 3.15 of the Disclosure Letter sets forth a list of the material insurance policies that Amberjack holds or SPLC holds with respect to Amberjack, the Subject Interests or the Assets whether Amberjack or SPLC is the beneficiary. Such policies are in full force and effect, and all premiums due and payable under such policies have been paid, SPLC has received no written notice of any pending or threatened termination of, or indication of an intention not to renew, such policies.
Section 3.16    Brokerage Arrangements.
Neither SPLC nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate either SHLX or any of its Affiliates or Amberjack, to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the Transactions contemplated hereby or thereby. For purposes of this Section 3.16, SHLX and its subsidiaries shall not constitute Affiliates of SPLC or of SPLC’s Affiliates.
Section 3.17    Books and Records.
Accurate copies of all books and records, including but not limited to minute books and equity record books of Amberjack, maintained by, or made available to, SPLC with respect to Amberjack and the Subject Interests have been made available for inspection to SHLX.
Section 3.18    Intellectual Property Rights.
Amberjack owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted, and, to the Knowledge of SPLC, Amberjack’s products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by Amberjack, if any, is owned free and clear of any Liens (other than Permitted Liens). Neither the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of Amberjack under any contract providing for the license of any Intellectual Property to Amberjack, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have an SPLC Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or, to SPLC’s Knowledge, threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to Amberjack or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by Amberjack. Except as would not result in an SPLC Material Adverse Effect, Amberjack has taken reasonable measures to protect the confidentiality of all material trade secrets.
Section 3.19    Regulatory Matters.
Since January 1, 2017, the Amberjack Pipeline was not subject to the jurisdiction of, or regulation by, the FERC under the Interstate Commerce Act and was operated by SPLC, and, to the best of SPLC’s Knowledge, by Chevron as to JSM, in compliance with the non-discriminatory open access transportation requirements under the Outer Continental Shelf Lands Act (as amended, “OCSLA”).
Section 3.20    Management Projections and Budget.
The projections and budgets regarding Amberjack identified on Section 3.20 of the Disclosure Letter, which were provided to SHLX (including those provided to the Financial Advisor) by SPLC and its Affiliates as part of SHLX’s review in connection with this Agreement, were prepared based upon assumptions that SPLC’s management believes to be reasonable as of the date thereof and hereof and were consistent with SPLC’s management’s reasonable expectations as of the time they were prepared and as of the date hereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SHLX
SHLX hereby represents and warrants to SPLC as follows:
Section 4.1    Organization and Existence.

SHLX is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
Section 4.2    Authority and Approval.
(a)    SHLX has full limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and the other Transaction Documents to which SHLX is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the obligations hereof and thereof to be performed by SHLX have been duly authorized and approved by all requisite limited partnership action of SHLX.
(b)    This Agreement has been duly executed and delivered by or on behalf of SHLX, and constitutes the valid and legally binding obligation of SHLX, enforceable against SHLX in accordance with its terms and, upon the execution of all of the other Transaction Documents to which SHLX is a party, such other Transaction Documents will be duly executed and delivered by or on behalf of SHLX and constitute the valid and legally binding obligation of SHLX, enforceable against SHLX in accordance with their terms, except in each case as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
Section 4.3    No Conflict; Consents.
(a)    The execution, delivery and performance of this Agreement and the other Transaction Documents to which SHLX is a party by SHLX does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the organizational documents of SHLX; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to SHLX or any property or asset of SHLX; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, right of way, license, concession, permit, lease, joint venture or other instrument to which SHLX is a party or by which it is bound or to which SHLX’s property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to affect the ability of SHLX to perform its obligations under this Agreement and the other Transaction Documents to which SHLX is a party or to consummate the transactions contemplated hereby or thereby.
(b)    No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to SHLX in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which SHLX is a party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to affect the ability of SHLX to perform its obligations under this Agreement and the other Transaction Documents to which SHLX is a party or to consummate the transactions contemplated hereby or thereby (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).
Section 4.4    Brokerage Arrangements.
SHLX has not entered (directly or indirectly) into any agreement with any Person that would obligate SPLC or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby. For purposes of this Section 4.4, SHLX and its subsidiaries shall not constitute Affiliates of SPLC or of SPLC’s Affiliates.
Section 4.5    Litigation.
There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to SHLX’s Knowledge, threatened that (a) question or involve the validity or enforceability of SHLX’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by SHLX of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.
Section 4.6    Investment Intent.
SHLX is accepting the Subject Interests for its own account with the present intention of holding the Subject Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. SHLX acknowledges that the Subject Interests will not be registered under the Securities Act or any applicable state securities law, and that such Subject Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable.
ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS
Section 5.1    Operation of Amberjack.
(a)    Except as expressly provided by this Agreement, or as consented to in writing by the other party to this Agreement, during the period from the date of this Agreement through the Closing Date, in the event that items are presented to the members of Amberjack, SPLC shall, or shall cause its representative(s) to, vote in favor of taking actions to:

(i)	conduct its business and operations in the usual and ordinary course thereof consistent with past practices; and

(ii)	preserve, maintain and protect the Assets and operations of Amberjack related thereto as are now being conducted.
SPLC shall, or shall cause its representative(s) to, vote its interests in Amberjack in opposition to any actions contrary to the foregoing.
(b)    Except (i) as expressly provided by this Agreement, (ii) as set forth on Section 5.1 of the Disclosure Letter or (iii) as consented to in writing by the other party to this Agreement, during the period from the date of this Agreement through the Closing Date, neither SPLC nor SHLX shall, and shall cause their representative(s) not to, vote in favor of any action that would permit Amberjack, to:

(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)
enter into any contract or agreement that would be a Material Contract if entered into prior to the date of this Agreement, terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration other than in the ordinary course of business;

(vii)	sell, lease, abandon or otherwise dispose of any asset other than in the ordinary course of business;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any assets;

(ix)	file any material lawsuit;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project other than as set forth on Section 5.1 of the Disclosure Letter;

(xii)	merge, consolidate or enter into any other business combination with any Person;

(xiii)
make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under SPLC’s cash management system in accordance with past practice);

(xiv)	issue or sell any equity interest, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any Indebtedness for Borrowed Money;

(xv)	make any distribution with respect to its equity interests other than in the ordinary course of business consistent with past practice;

(xvi)	redeem, purchase or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect its current insurance policies covering Amberjack, the Assets and Amberjack’s business;

(xviii)
acquire, commence or conduct any activity or business related to the Assets that may generate income for United States federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xix)	take any action that would reasonably be expected to result in any representation and warranty of SPLC set forth in this Agreement becoming untrue in any material respect; or

(xx)	agree, whether in writing or otherwise, to do any of the foregoing.
Section 5.2    Cooperation; Further Assurances.
SPLC and SHLX shall use their respective commercially reasonable efforts (a) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement, including, if required, any approvals and consents required by the HSR Act, (b) to ensure that all of the conditions to the respective obligations of SPLC or SHLX, as the case may be, contained in Section 7.1 and Section 7.2, respectively, are satisfied timely and (c) to execute and deliver all documents and instruments required by or necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement, such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that except as expressly set forth herein, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.
ARTICLE VI
TAX MATTERS
Section 6.1    Liability for Taxes.
(a)    SPLC shall be liable for, and shall indemnify, defend and hold harmless SHLX from any unpaid Taxes (including related penalties and interest) imposed on or incurred by or with respect to the Subject Interests or the assets related to the Subject Interests, attributable to any taxable period ending on or prior to the Closing Date or portion thereof to the extent occurring on or prior to the Closing Date.

(b)    SHLX shall be liable for any Taxes (including related penalties and interest) imposed on or incurred by or with respect to their interests in the Subject Interests or the Assets related to the Subject Interests attributable to any taxable period beginning after the Closing Date or portion thereof to the extent occurring after the Closing Date.
(c)    Whenever it is necessary for purposes of this Article VI to determine the amount of any Taxes imposed on or incurred by or with respect to the Subject Interests or the Assets related to the Subject Interests for a taxable period beginning before and ending after the Closing Date, which is allocable to the period ending on or prior to the Closing Date, and the allocation is not otherwise prescribed by Applicable Law or agreement in effect as of the date hereof, such amount shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Tax period.
(d)    If SHLX receives a refund of any Taxes (including related penalties and interest) that SPLC is responsible for hereunder, or if SPLC receives a refund of any Taxes (including related penalties and interest) that SHLX is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party which has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.
(e)    For federal income tax purposes, the parties agree to report any payments with respect to Section 2.4, Section 6.1,  Section 8.1 and Section 8.2 as an adjustment to the Consideration.
Section 6.2    Cooperation.
The parties will cooperate fully with each other regarding Tax matters and the preparation and filing of Tax Returns (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.
Section 6.3    Transfer Taxes.
Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and/or fees arising out of or in connection with the transactions effected pursuant to this Agreement (each such Tax or fee, a “Transfer Tax”) shall be borne by the party on whom such obligation is primarily imposed by Applicable Law; provided, however, that SHLX shall bear any Transfer Tax for which SHLX is jointly and severally liable, and for which no other party is primarily liable, under Applicable Law. The party responsible for a Transfer Tax pursuant to this Section 6.3 shall file all necessary Tax Returns and other documentation with respect to such Transfer Tax. If required by Applicable Law, SPLC and SHLX shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties shall cooperate to establish eligibility for any applicable exemption from any Transfer Tax.
Section 6.4    Allocation of Consideration.
The parties will use commercially reasonable efforts to agree upon an allocation of the Consideration to the Subject Interests and further among the Subject Interests for U.S. federal income tax purposes in compliance with the principles of Section 1060 of the Code, and the Treasury Regulations thereunder, and Treasury Regulation Section 1.755-1, as applicable.
Section 6.5    Conflict.
In the event of a conflict between the provisions of this Article VI and any other provisions of this Agreement, the provisions of this Article VI shall control.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to the Obligations of SHLX.
The obligation of SHLX to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by SHLX:

(a)    The representations and warranties of SPLC set forth in (i) this Agreement (other than the representations and warranties of SPLC set forth in Sections 3.1, 3.2, 3.16 and 3.20) shall be true and correct (without giving effect to any materiality standard or SPLC Material Adverse Effect qualification, except with respect to Section 3.8(a)) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SPLC Material Adverse Effect qualification, except with respect to Section 3.8(a)) as of such specified date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an SPLC Material Adverse Effect and (ii) Sections 3.1, 3.2, 3.16 and 3.20 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. SPLC shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by SPLC by the time of the Closing. SPLC shall have delivered to SHLX a certificate, dated as of the Closing Date and signed by an authorized signatory of SPLC’s general partner confirming the foregoing matters set forth in this Section 7.1(a) (the “SPLC Closing Certificate”).
(b)    All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)    All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.
(d)    A counterpart of the Amberjack Third Amendment, duly executed by Chevron, has been received from Chevron.
(e)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.
(f)    Since the date of this Agreement, there shall not have occurred an SPLC Material Adverse Effect.
(g)    SPLC or its designee shall have delivered, or caused to be delivered, to SHLX all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the applicable provisions of, Section 2.3.
Section 7.2    Conditions to the Obligations of SPLC.
The obligation of SPLC to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by SPLC:
(a)    The representations and warranties of SHLX set forth in (i) this Agreement (other than the representations and warranties in Sections 4.1, 4.2 and 4.4) shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or SHLX Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a SHLX Material Adverse Effect and (ii) Sections 4.1, 4.2 and 4.4 shall be true and correct in all respects as of the date of this Agreement and on the Closing Date as if made on such date. SHLX shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. SHLX shall have delivered to SPLC a certificate, dated as of the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in this Section 7.2(a) (the “SHLX Closing Certificate”).

(b)    All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act, if applicable) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.
(c)    All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Section 7.1(c) of the Disclosure Letter.
(d)    A counterpart of the Amberjack Third Amendment, duly executed by Chevron, has been received from Chevron.
(e)    No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection herewith.
(f)    Since the date of this Agreement, there shall not have occurred a SHLX Material Adverse Effect.
(g)    SHLX shall have delivered, or caused to be delivered, to SPLC all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with, the applicable provisions of Section 2.3.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Indemnification of SHLX.
Subject to the limitations set forth in this Agreement, SPLC shall indemnify, defend and hold SHLX, its subsidiaries and their respective security holders, directors, officers and employees, and the officers, directors and employees of the General Partner, but otherwise excluding SPLC and its Affiliates (the “SHLX Indemnified Parties”), harmless from and against any and all Damages suffered or incurred by any SHLX Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SPLC in this Agreement and (b) any breach of any agreement or covenant on the part of SPLC made under this Agreement or in connection with the transactions contemplated hereby or thereby; provided however, that for purposes of determining the amount of any Damages suffered or incurred by the SHLX Indemnified Parties, SHLX’s acquisition of only 75% of the membership interests in Series A Interests and 50% of the membership interests in Series B Interests shall be taken into account, such that the aggregate Damages described in this Section 8.1 suffered or incurred by the SHLX Indemnified Parties, would equal (where applicable) no more than (a) 75% of the total of such Damages suffered by all holders of membership interests in Series A of Amberjack or (b) 50% of the total of such Damages suffered by all holders of membership interests in Series B of Amberjack, as the case may be.
Section 8.2    Indemnification of SPLC.
Subject to the limitations set forth in this Agreement, SHLX shall indemnify, defend and hold SPLC and its Affiliates (other than any of the SHLX Indemnified Parties) and their respective securityholders, directors, officers, agents, representatives and employees (the “SPLC Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the SPLC Indemnified Parties as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of SHLX in this Agreement or (b) any breach of any agreement or covenant on the part of SHLX made under this Agreement or in connection with the transactions contemplated hereby or thereby.
Section 8.3    Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is eighteen (18) months following the Closing Date, except (a) the representations and warranties of SPLC set forth in Section 3.9 (Taxes) shall survive until the date that is sixty (60) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of SPLC set forth in Section 3.10 (Environmental Matters) shall terminate and expire on the third (3rd) anniversary of the Closing Date, (c) the representations and warranties of SPLC set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4(a) (Capitalization; Title to Subject Interests) and Section 3.16 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date and (d) the representations and warranties of SHLX set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements) shall terminate and expire on the second (2nd) anniversary of the Closing Date. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 8.3, no claim presented in writing for indemnification pursuant to this Article VIII on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VIII or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
Section 8.4    Indemnification Procedures.
(a)    The indemnified party hereunder agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the indemnifying party, specifying the nature of and specific basis for such claim.
(b)    The indemnifying party shall have the right following receipt of notice from the indemnified party of a proceeding for which such person may be entitled to indemnification hereunder to assume control of all aspects of the defense of (and any counterclaims with respect to) any claims brought against the indemnified party that are covered by the indemnification under this Article VIII, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the indemnified party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the indemnified party, which consent shall not be unreasonably delayed or withheld. Until the indemnifying party so assumes control of the defense of any such claims, the indemnified party or indemnified parties may control all aspects of the defense of any such claims.
(c)    If the indemnifying party assumes the defense of any claim in respect of which an indemnified party intends to or has asserted a claim for indemnification under this Agreement, then such indemnified party agrees to cooperate in good faith and in a commercially reasonably manner with the indemnifying party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article VIII, including the prompt furnishing to the indemnifying party of any correspondence or other notice relating thereto that the indemnified party may receive, permitting the name of the indemnified party to be utilized in connection with such defense and counterclaims, the making available to the indemnifying party of any files, records or other information of the indemnified party that the indemnifying party considers relevant to such defense and counterclaims, the making available to the indemnifying party of any employees of the indemnified person and the granting to the indemnifying party of reasonable access rights to the properties and facilities of the indemnified party; provided, however, that in connection therewith the indemnifying party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified party and further agrees to maintain the confidentiality of all files, records and other information furnished by the indemnified party pursuant to this Section. The obligation of the indemnified party to cooperate with the indemnifying party as set forth in the immediately preceding sentence shall not be construed as imposing upon the indemnified party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article VIII, provided, however, that the indemnified party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The indemnifying party agrees to keep any such counsel hired by the indemnified party informed as to the status of any such defense or counterclaim, but the indemnifying party shall have the right to retain sole control over such defense and counterclaims so long as the indemnified party is still seeking indemnification hereunder.
(d)    In determining the amount of any Damages for which the indemnified party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the indemnified person in respect of such Damages from third party insurers, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the indemnified party as a result of such claim, and (ii) all amounts recovered by the indemnified party in respect of such Damages under contractual indemnities from third persons.
Section 8.5    Direct Claim.
Any claim by an indemnified party with respect to any Damages which do not result from a claim for indemnity involving a third party (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.
Section 8.6    Limitations on Indemnification.
(a)    To the extent that SHLX Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 8.1(a), SPLC shall be liable for Damages pursuant to Section 8.1(a) only if (i) the Damages with respect to any individual claim pursuant to Section 8.1(a) exceed One Hundred Thousand Dollars ($100,000) and (ii) the Damages for all claims pursuant to Section 8.1(a) exceed, in the aggregate, One Million Dollars ($1,000,000) (the “Deductible Amount”), and then SPLC shall be liable only for Damages pursuant to Section 8.1(a) to the extent of any excess over the Deductible Amount. In no event shall SPLC’s aggregate liability to SHLX Indemnified Parties under Section 8.1 exceed One Hundred Twenty-Two Million Dollars ($122,000,000) (the “Ceiling Amount”). Notwithstanding the foregoing, (i) SPLC’s aggregate liability to SHLX Indemnified Parties under Section 8.1 for breaches or inaccuracies of representations and warranties contained in Section 3.20 (Management Projections and Budget) shall not be subject to the Ceiling Amount but shall not exceed Six Hundred Ten Million Dollars ($610,000,000) and (ii) the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Subject Interests), Section 3.9 (Taxes), Section 3.16 (Brokerage Arrangements) and Section 3.17 (Books and Records), provided, that SPLC’s aggregate liability for all claims under this Agreement, including for breaches or inaccuracies of representations and warranties contained in such sections described in clauses (i) and (ii) and for breaches of covenants, shall not exceed the Consideration; provided, further, however, that the payment and indemnification obligations of SPLC pursuant to Article VI shall not be subject to any limitation in this Section 8.6(a) and shall be excluded from the determination of whether the maximum indemnification amount specified in the immediately preceding proviso has been reached or exceeded.
(b)    For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a SHLX Indemnified Party, such determination shall be made without regard to any qualifier as to “material,” “materiality” or SPLC Material Adverse Effect expressly contained in Article III (except in the case of the term “Material Contract”); provided that this Section 8.6(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.
(c)    Additionally, neither SPLC, on the one hand, nor SHLX, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to third party indemnity claims.
Section 8.7    Sole Remedy.
No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in Article VI or this Article VIII (other than claims or causes of action arising from fraud or willful misconduct).
ARTICLE IX
TERMINATION
Section 9.1    Termination.
(a)    This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing with the mutual written consent of the parties.
(b)    This Agreement and the transactions contemplated hereby will automatically terminate if the Closing has not occurred on or before June 30, 2018, or such later date as may be agreed by the parties.

Section 9.2    Remedies upon Termination.
(a)    If this Agreement is terminated under Section 9.1, the parties shall then be released from their respective obligations under this Agreement, except as provided in this Section 9.2 and in Article 10.
(b)    If a party fails, refuses, or is unable for any reason not permitted by this Agreement to comply with its obligations under this Agreement, the non-defaulting party may pursue any rights and remedies (including the rights and remedies available with respect to breaches of this Agreement prior to termination) under this Agreement, at law or in equity.

ARTICLE X
MISCELLANEOUS
Section 10.1    Acknowledgements.
Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of SHLX, the Disclosure Letter attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.
Section 10.2    Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
Section 10.3    Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and either delivered (i) in person or by courier service requiring acknowledgment of receipt of delivery or (ii) by e-mail, with delivery deemed to have been duly given upon acknowledgment of receipt of e-mail, as follows:
If to SPLC, addressed to:
Shell Pipeline Company LP
150 N. Dairy Ashford Rd.
Houston, Texas 77079
Attn: Vice President-Operations
Email: greg.smith@shell.com
With a copy to: Assistant General Counsel-Downstream Americas
Email: hector.pineda@shell.com
Facsimile: (832) 337-3010
If to SHLX, addressed to:
Shell Midstream Partners, L.P.
c/o Shell Midstream Partners GP LLC, its general partner
150 N. Dairy Ashford Rd.
Houston, Texas 77079
Attn: Chief Executive Officer
Email: kevin.nichols@shell.com
With a copy to: General Counsel
Email: lori.muratta@shell.com
Facsimile: (832) 337-0371

Notice given by personal delivery or courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 10.4    Arbitration.
(a)    Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the American Arbitration Association (the “Rules”), which Rules are deemed to be incorporated by reference into this Agreement.
(b)    The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.
(c)    The seat of the arbitration shall be Houston, Texas.
(d)    The language of the arbitration shall be English.
(e)    Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties to this Agreement. The parties to this Agreement undertake to carry out the award without delay.
(f)    All aspects of the arbitration shall be confidential. Save to the extent required by law or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, any partial or final award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other party/parties.
(g)    Nothing in this Section 10.4 shall be construed as preventing any party from seeking conservatory or similar interim relief from any court with competent jurisdiction.
(h)    In respect of any Dispute, each party to this Agreement expressly waives any right to claim or recover from the other party and the Tribunal is not empowered to award punitive, exemplary, moral, multiple or similar non-compensatory damages.
(i)    Articles 3 and 9 of the International Bar Association (IBA) Rules on the Taking of Evidence in International Arbitration shall apply to the arbitration.
(j)    Each party hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court or other judicial authority to determine any preliminary point of law, except as expressly provided in Section 10.4(g), and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, other than on the same grounds on which recognition and enforcement of an award may be refused under Article V of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958.
(k)    Judgment upon any award and/or order may be entered in any court having jurisdiction thereof.
Section 10.5    Governing Law.
(a)    This Agreement shall be subject to and governed by the laws of the State of Texas. Each party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Texas and to venue in the state courts in Harris County, Texas and in the federal courts of Harris County, Texas.
(b)    Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding between or among the parties arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
(c)    Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third-party claim in accordance with Article VIII).

Section 10.6    Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
Section 10.7    Entire Agreement; Amendments and Waivers.
(a)    This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the other Transaction Documents.
(b)    No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 10.8    Conflicting Provisions.
This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and any of the other Transaction Documents, this Agreement shall control.
Section 10.9    Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party; provided that SHLX may assign its right to receive the Subject Interests hereunder to a wholly owned subsidiary without the written consent of SPLC, provided that SHLX shall not be relieved of any obligations or liabilities hereunder as a result of any such assignment. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to SHLX Indemnified Parties and the SPLC Indemnified Parties contained in the indemnification provisions of Article VIII.
Section 10.10    Severability.
If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 10.11    Interpretation.
It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 10.12    Headings and Disclosure Letter.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Letter and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Letter and such Exhibits are incorporated in the definition of “Agreement.”
Section 10.13    Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 10.14    Action by SHLX.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by SHLX with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given solely by the Conflicts Committee on behalf of SHLX.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
SPLC:

Shell Pipeline Company LP
By:    Shell Pipeline GP LLC, its general partner

By:     /s/ Steven C. Ledbetter
Name:    Steven C. Ledbetter
Title:    Vice President

SHLX:

Shell Midstream Partners, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:     /s/ Kevin M. Nichols
Name:    Kevin M. Nichols
Title:    President and Chief Executive Officer

Appendix A
The designated personnel for purposes of “Knowledge” in this Agreement are set forth below.
As to SPLC:

•	Kevin M. Nichols

•	Michael Faulise

As to SHLX:

•	Kevin M. Nichols